UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 9, 2018
(Date of earliest event reported)

Yuma Energy, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	001-37932 (Commission File Number)	94-0787340 (IRS Employer Identification No.)

1177 West Loop South, Suite 1825
Houston, Texas 77027
(Address of principal executive offices) (Zip Code)

(713) 968-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.04.
Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 9, 2018, Yuma Energy, Inc. (the “Company”) received a notice of event of default under the credit agreement and reservation of rights (the “Notice”) from the Société Générale, as Administrative Agent and Issuing Bank (the “Administrative Agent”), under the Credit Agreement dated October 26, 2016 and as amended on May 19, 2017, May 8, 2018 and July 31, 2018 (the “Credit Agreement”) among the Company and certain of its subsidiaries (collectively, the “Borrowers”), the Administrative Agent, and the lenders and guarantors party thereto, advising that an event of default has occurred and continues to exist under Section 6.1(d) of the Credit Agreement by reason of the Company’s noncompliance with the liquidity covenant requiring the Company to maintain cash and cash equivalents of at least $4.0 million. As a result of the default, the lenders may accelerate the $35.0 million outstanding balance under the Credit Agreement and the lenders thereunder may increase the applicable interest rate under the Credit Agreement by 2.0% per annum. As of the date of this report, the lenders have neither accelerated the outstanding amount nor increased the applicable interest but may do so in the future.

The Notice advises the Company that the Administrative Agent retains and expressly reserves all rights and remedies to which it or any lender may be entitled under the Credit Agreement, including the right to accelerate and declare the loans under the Credit Agreement to be due and payable and to foreclose on the collateral subject to the Credit Agreement.

The Notice further advises the Company that (i) none of the Administrative Agent or the lenders has waived, intends to waive, or does waive any event of default, or any other current or future default or event of default that may now or hereafter exist, (ii) any forbearance from the exercise of any rights and other remedies by the Administrative Agent or the lenders under the Credit Agreement with respect to any of the events of default are not to be construed as a waiver thereof and the Administrative Agent and the lenders reserved their rights to invoke all such rights and remedies at any time the Administrative Agent and the lenders deem appropriate in respect thereof, in accordance with the Credit Agreement and without further notice, (iii) the Administrative Agent and the lenders reserve the right to identify and assert additional events of default that may now exist or hereafter arise, and (iv) nothing in the Notice constitutes or be deemed to constitute, a modification of, or waiver under the Credit Agreement, or the acceptance of an event of default, occurrence or circumstance that may constitute an event of default under the Credit Agreement.

The Company intends to commence discussions with the lenders under the Credit Agreement concerning a forbearance agreement or waiver of the event of default; however, there can be no assurance that the Company and the lenders will come to any agreement (either oral or written) regarding a forbearance or waiver of the event of default.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUMA ENERGY, INC.

Date: October 12, 2018	By:	/s/ Sam L. Banks
	Name:	Sam L. Banks
	Title:	Chief Executive Officer